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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                          Date of Report: July 9, 2003
                (Date of Earliest Event Reported: June 26, 2003)




                           EL PASO NATURAL GAS COMPANY
             (Exact Name of Registrant as Specified in its Charter)



            Delaware                                 1-2700                           74-0608280
  (State or Other Jurisdiction              (Commission File Number)               (I.R.S. Employer
of Incorporation or Organization)                                                 Identification No.)



                                El Paso Building
                              1001 Louisiana Street
                              Houston, Texas 77002
               (Address of principal executive offices) (Zip Code)



        Registrant's telephone number, including area code (713) 420-2600

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Item 5.       Other Events

              On June 26, 2003, El Paso Corporation, our parent company, announced that it had executed definitive settlement agreements to resolve the principal litigation and claims against it relating to the sale or delivery of natural gas and/or electricity to or in the Western United States. Parties to the settlement agreements include private class action litigants in California; the governor and lieutenant governor of California; the attorneys general of California, Washington, Oregon and Nevada; the California Public Utilities Commission; the California Electricity Oversight Board; the California Department of Water Resources; Pacific Gas and Electric Company, Southern California Edison Company, five California municipalities and six non-class private plaintiffs. We are a party to these definitive settlement agreements, and as such, will bear a portion of the costs and obligations of the settlements, as discussed more fully below.

              These definitive settlements were in addition to a structural settlement announced on June 5, 2003 where we agreed to provide structural relief to the settling parties. In the structural settlement, we agreed to do the following:

                  o Subject to the conditions in the settlement, provide 3.29 billion cubic feet per day of primary firm pipeline capacity on our EPNG system to California delivery points during a five year period from the date of settlement, and not add any firm incremental load to our EPNG system that would prevent it from satisfying its obligation to provide this capacity;

                  o Construct a new $173 million, 320 million cubic feet per day (MMcf/d), Line 2000 Power-up expansion project, and forgo recovery of the cost of service of this expansion until EPNG's next rate case before the Federal Energy Regulatory Commission (FERC);

                  o Clarify the rights of Northern California shippers to recall some of EPNG's system capacity (Block II capacity) to serve markets in PG&E Corp's service area; and

                  o Bar any of our affiliated companies from obtaining additional firm capacity on our EPNG pipeline system during a five year period from the effective date of the settlement.


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              In connection with this structural settlement, a Stipulated
              Judgment was filed with the United States District Court for the Central District of California. This Stipulated Judgment provides for the enforcement of some of the obligations contained in the structural settlement.

              In the definitive settlement agreements on June 26, 2003, we agreed to the following terms:

                  o   We admitted to no wrongdoing;

                  o We will make cash payments totaling $93.5 million for the benefit of the parties to the definitive settlement agreements subsequent to the signing of these agreements. This amount represents the originally announced $100 million cash payment less credits for amounts that have been paid to other settling parties;

                  o We agreed to pay amounts equal to the proceeds from the issuance of approximately 26.4 million shares by El Paso Corporation of El Paso Corporation common stock on behalf of the settling parties. In this transaction, El Paso will sell its common stock and provide the proceeds from the issuance to us (through an equity contribution, an inter-company loan repayment or a combination of both) to satisfy this obligation. If this issuance is completed prior to final approval of the settlement agreements, the proceeds from any sale will be deposited into escrow for the benefit of the settling parties until final approval is received;

                  o We will eliminate the originally announced 20-year obligation to pay $22 million per year in cash by depositing $250 million for the benefit of the settling parties within 180 days of the signing of the definitive settlement agreements. This prepayment eliminates any collateral that might have been required on the $22-million per year payment over the next 20 years.

              The definitive settlement agreements announced June 26, 2003 modify the initial agreement in principle reached in March of this year in certain respects. As a result, we expect to update our initial accrual for the incremental cost of the definitive settlement agreements. Incremental charges will occur due to the increase in El Paso's share price since the original accrual for the obligation to issue approximately 26.4 million shares, and due to the


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              prepayment of the $22-million per year obligation. We currently expect an additional pre-tax charge of approximately $146 million during the second quarter of 2003.

              El Paso Merchant Energy, an affiliate of El Paso Corporation was also a party to the settlement agreements and, along with El Paso Corporation, is obligated to provide a total of $1,027 million (on an undiscounted basis) under these agreements. Of this amount, $2 million will be paid by El Paso upon final approval of the definitive settlement agreements, $125 million represents a contractual price discount that will be realized over the remaining 30-month life of an existing power contract between El Paso Merchant Energy and one of the settling parties, and $900 million will be paid by El Paso Merchant Energy in installments over the next 20 years. The long- term payment obligation is a direct obligation of El Paso Corporation and El Paso Merchant Energy and will be supported by collateral posted by El Paso's affiliates in amounts specified by the settlement agreements. We have guaranteed the payment of these obligations in the event
              El Paso and El Paso Merchant Energy fail to pay these amounts.

              The definitive settlement agreements are subject to approval by the California Superior Court for San Diego County and the structural settlement is subject to the approval by the Federal Energy Regulatory Commission ("FERC"). In June 2003, in anticipation of the execution of the definitive settlement agreements, El Paso, the Public Utilities Commission of the State of California, Pacific Gas & Electric Company, Southern California Edison Company, and the City of Los Angeles filed the structural settlement described above with the FERC in resolution of certain specific proceedings before that agency. We currently expect final approval of these settlement agreements in late 2003 or early 2004.

Item 7.       Financial Statements and Exhibits

              None.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    EL PASO NATURAL GAS COMPANY



                                    By:          /s/ Greg G. Gruber
                                        ----------------------------------------
                                                     Greg G. Gruber
                                         Senior Vice President, Chief Financial
                                             Officer, Treasurer and Director
                                              (Principal Financial Officer)


Date: July 9, 2003


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